WPT Enterprises, Inc. Reports First Quarter 2006 Financial Results
LOS ANGELES, May 4, 2006 — WPT Enterprises, Inc. (NASDAQ:WPTE) today announced financial results for the first quarter ended April 2, 2006. Business highlights for the quarter included delivery of six episodes of Season IV of the World Poker Tour® (WPT) television series, one episode of Season I of the Professional Poker Tour™ (PPT) television series, continued expansion of the WPT television show internationally, and further contribution from the Company’s online gaming division, WPTonline.com.
Financial Results. Revenues for the first quarter of 2006 were $6.5 million, compared to $4.1 million in the same period in 2005, a 57% increase. The increase was primarily a result of the delivery in the first quarter of six episodes of Season IV of the WPT television series versus the delivery of five episodes of Season III in the same period in 2005, and the delivery of one episode of Season I of the PPT television series in the first quarter versus no episodes of the PPT delivered in the same period in 2005. The Company reported net earnings for the quarter of $3.6 million, or $0.17 per fully diluted share, compared to a net loss of $1.6 million, or $0.08 per share (without dilution), in the 2005 period. Net earnings in the first quarter of 2006 includes a realized pre-tax capital gain of $5.7 million associated with the sale of a portion of the Company’s PokerTek investment, and reflects $1.6 million in share-based compensation expense recognized in accordance with Statement of Financial Accounting Standards No. 123 (SFAS No.123R) adopted in the first quarter.
“We are pleased with the progress we made in the first quarter. We continue to aggressively build the World Poker Tour brand, and during the quarter delivered the first episode of our new show, the Professional Poker Tour, an extension of WPT poker branded entertainment,” said Steve Lipscomb, President and CEO of WPT Enterprises. “In addition, we delivered six episodes of Season IV of the World Poker Tour, which continues to be well received. We also further strengthened the international distribution of our show, and are now licensed to broadcast in more than 150 countries and territories. Our online gaming business is moving forward, albeit a bit more slowly than we had hoped as we address some technology issues, but we are pleased with the progress we are making in improving the website’s technology platform. We are excited about WPTE’s prospects in 2006, and are confident in our ability to continue to successfully execute our strategic plan.”

Domestic television license revenues were $3.0 million in the first quarter of 2006, an increase from $2.0 million in the first quarter of 2005. The increase was due to the delivery of more television episodes during the quarter compared to the prior year period. International television licensing revenues increased to $0.9 million in the first quarter of 2006 from $0.4 million in the first quarter of 2005. The increase was due to having a greater number of international television distribution agreements in place during the quarter than in the prior year. Product licensing revenues decreased to $0.7 million in the first quarter of 2006 compared to $1.1 million in the first quarter of 2005. The decrease was due, in part, to lower license revenues from our lottery game partner, MDI, which were partially offset by increased mobile gaming sales from Hands-On Mobile (formerly Mforma). Online gaming, the Company’s newest division, generated revenues of $0.9 million in the first quarter of 2006 compared to $0.7 million in the fourth quarter of 2005.
Cost of revenues decreased to $2.4 million in the first quarter of 2006 from $3.2 million in the first quarter of 2005. The decrease was primarily due to lower recognized PPT production costs, as the Company began capitalizing these costs in the first quarter of 2006 versus previously expensing them. During the quarter, cost of revenues associated with the PPT was $0.1 million compared to $1.4 million in the prior year quarter. Cost of revenues associated with the WPT series was $1.6 million in the first quarter of 2006 compared to $1.5 million in the first quarter of 2005. Additionally, cost of revenues in the first quarter of 2006 included approximately $0.2 million of non-cash compensation expenses related to consultant stock options compared to $0.4 million in the first quarter of 2005, due primarily to changes in the Company’s stock price.
Overall gross margins were 63% in the first quarter of 2006 compared to 22% in the first quarter of 2005. Domestic television licensing margins were 44% in the first quarter compared to negative 60% in the same period of 2005, primarily due to the expensing of PPT production costs in 2005. Increased revenues from international television distribution and the Company’s online gaming operations helped contribute to the higher overall gross margins in 2006. Selling and administrative expenses increased to $5.1 million in the first quarter of 2006 compared to $2.8 million in the first quarter of 2005. The increase was primarily due to an additional $1.5 million of share-based compensation expense resulting from the implementation of SFAS No. 123R, with the remaining difference due to increased headcount and legal fees incurred during the first quarter of 2006 associated with development, growth and regulatory compliance costs. For the balance of 2006, excluding future stock grants, the Company expects charges for share-based compensation under SFAS No. 123R to be approximately $0.7 million each quarter.
At April 2, 2006, the Company had no debt, and total cash, cash equivalents and short-term investments available of approximately $39.6 million.
Revenues for the second quarter of 2006 are expected to be in the range of $10.5 – $11.0 million. The Company expects to deliver the final ten episodes of Season IV of the WPT and nine episodes of Season I of the PPT in the second quarter of 2006. Additionally, the

Company expects to deliver the first four episodes of Season V of the WPT and the remaining fourteen episodes of Season I of the PPT during the second half of 2006. Margins for the PPT will be higher in 2006 than in subsequent years as certain production costs have already been expensed. The Company expects to continue to maintain the current level of sales and marketing expenses related to its online gaming website, WPTonline.com, until it transitions to an improved technology platform.
PPT Business Update. On May 1, 2006, the Travel Channel (TRV) notified the Company that it had chosen to not exercise its option for Season II and subsequent seasons of the PPT. The PPT’s first season, which includes 24 two-hour episodes, has already been filmed and is scheduled to air on TRV beginning in July 2006. The Company will immediately begin discussions to find a new broadcast partner for the PPT going forward.
About WPT Enterprises, Inc.
WPT Enterprises, Inc. (Nasdaq: WPTE — News) is engaged in the creation of internationally branded entertainment and consumer products driven by the development, production, and marketing of televised programming based on gaming themes. WPTE is the creator of the World Poker Tour®, a television show based on a series of high-stakes poker tournaments that airs on the Travel Channel in the United States and more than 150 markets globally. With the WPT in its fifth season, WPTE has launched a second series on the Travel Channel, the Professional Poker Tour™, which focuses on the play of poker’s leading stars. WPTE currently licenses its brand to companies in the business of poker equipment and instruction, apparel, publishing, electronic and wireless entertainment, DVD/home entertainment, casino games, and giftware. The Company is also engaged in the sale of corporate sponsorships. In addition, WPTE’s licensee, WagerWorks, Inc., operates a WPT-branded online gaming website, WPTonline.com, which features an online poker room and an online casino with a broad selection of slots and table games. Although any Internet user can access WPTonline.com via the World Wide Web, the website does not permit bets to be made from players in the U.S. and other restricted jurisdictions. For show information, tools for improving poker play, and other WPT news, fans may log on to www.worldpokertour.com. WPT Enterprises, Inc. is a majority owned subsidiary of Lakes Entertainment, Inc. (Nasdaq: LACO — News). Photos and media information can be found online at: www.worldpokertour.com/media. (WPTEF)
All trademarks and copyrights contained herein are the property of their respective holders.
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The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by WPT Enterprises, Inc.) contains statements that are forward-looking, such as statements relating to the expansion of WPTE’s brand licensing, the development of new television and film projects, the development of WPTE corporate sponsors and other business development activities, as well as statements regarding other capital spending, financing sources and the effects of competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of WPTE. These risks and uncertainties include, but are not limited to, WPTE’s significant dependence on the Travel Channel as a source of revenue; the potential that our television programming will fail to maintain a sufficient audience; difficulty of predicting the growth of our online casino business, which is a relatively new industry with an increasing number of market entrants; the risk that competitors with greater financial resources or marketplace presence might develop television programming that would directly compete with WPTE’s television programming; the risk that WPTE may not be able to protect its entertainment concepts, current and future brands and other intellectual property rights; risks associated with future expansion into new or complementary businesses; the termination or impairment of WPTE’s relationships with key licensing and strategic partners; and WPTE’s dependence on its senior management team. For more information, review WPTE’s filings with the Securities and Exchange Commission.

Company Contact:	Todd Steele, Chief Financial Officer
323-330-9900
tsteele@worldpokertour.com

Investor Relations Contact:	Andrew Greenebaum / Allyson Pooley
Integrated Corporate Relations, Inc.
310-395-2215
agreenebaum@icrinc.com / apooley@icrinc.com
Financial Tables to follow

WPT ENTERPRISES, INC.
Condensed Balance Sheets
April 2, 2006 (unaudited) and January 1, 2006

	April 2, 2006	January 1, 2006
	(In thousands)
Assets
Current assets:
Cash and cash equivalents	$3,671	$1,737
Short-term investments	35,906	26,735
Accounts receivable, net of allowance of $58 and $74	2,442	3,091
Deferred television costs	1,998	1,520
Inventory	41	45
Other	533	665

	44,591	33,793

Property and equipment, net	1,164	1,271
Restricted cash	253	249
Investment	5,382	10,627
Other assets	304	320

	$51,694	$46,260

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$835	$1,550
Accrued payroll and related	324	246
Other accrued expenses	1,392	941
Deferred revenue	9,400	5,150

	11,951	7,887

Stockholders’ equity:
Preferred stock, $0.001 par value,
authorized 20,000 shares; none issued and outstanding	—	—
Common stock, $0.001 par value, authorized 100,000 shares; 20,273 and 20,158 shares issued and outstanding	20	20
Additional paid-in capital	37,138	34,113
Deficit	(2,618)	(6,208)
Accumulated other comprehensive income	5,203	10,449
Deferred compensation	—	(1)

	39,743	38,373

	$51,694	$46,260

WPT ENTERPRISES, INC.
Condensed Statements of Earnings (Loss)
Three Months ended April 2, 2006 and April 3, 2005
(unaudited)

	2006	2005
	(In thousands, except per share data)
Revenues:
License fees:
Domestic television	$3,045	$1,963
International television	907	419
Product licensing	713	1,079

	4,665	3,461

Online gaming	911	—

Event hosting and sponsorship fees	797	543
Other	81	99

	6,454	4,103

Cost of revenues	2,420	3,188

Gross profit	4,034	915

Expenses:
Selling and administrative	5,102	2,753
Depreciation	48	20

	5,150	2,773

Loss from operations	(1,116)	(1,858)

Other income:
Realized gain on sale of investment	5,675	—
Interest income	325	256

Earnings (loss) before income taxes	4,884	(1,602)

Income taxes	1,294	—

Net earnings (loss)	$3,590	($1,602)

Net earnings (loss) per common share — basic	$0.18	($0.08)

Net earnings (loss) per common share — diluted	$0.17	($0.08)

Weighted average common shares outstanding — basic	20,017	19,058

Dilutive effect of stock warrants	400	—
Dilutive effect of stock options	484	—

Weighted average common shares outstanding — diluted	20,901	19,058